Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Reports Results for the First Quarter 2008

Dunkirk, NY – April 30, 2008 –

Lake Shore Bancorp, Inc. ( the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported net income of $658,000 for the quarter ended March 31, 2008 compared to net income of $298,000 for the quarter ended March 31, 2007. Earnings per share for the quarter ended March 31, 2008 were $0.11 per share compared to $0.05 per share for the quarter ended March 31, 2007. The increase in earnings per share and net income for the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007 is partially due to an increase in the fair value of our interest rate floor product of $326,000 for the quarter ended March 31, 2008 compared to an increase of $9,000 for the same period in 2007.

Net interest income increased $486,000, or 21.3%, from $2.3 million for the quarter ended March 31, 2007 to $2.8 million for the quarter ended March 31, 2008. Net interest spread and the net interest margin were 2.83% and 3.32%, respectively, for the quarter ended March 31, 2008 compared to 2.34% and 2.83% for the quarter ended March 31, 2007. Loan interest income increased $546,000 to $3.7 million for the quarter ended March 31, 2008 from $3.2 million for the quarter ended March 31, 2007. During the quarter ended March 31, 2008, the fair value of our interest rate floor product increased $326,000 compared to an increase of $9,000 in the first quarter of 2007. The increase in fair value was recorded in loan interest income. The remainder of the increase in loan interest income is due to an increase in the average balance of loans receivable, net from $205.4 million as of March 31, 2007 to $219.8 million as of March 31, 2008. The increase in net interest income was partially offset by a $135,000 increase in interest on borrowings from $469,000 for the quarter ended March 31, 2007 to $604,000 for the quarter ending March 31, 2008. The average balance of borrowed funds increased from $42.9 million as of March 31, 2007 to $58.6 million as of March 31, 2008.

Non-interest income was $590,000 for the quarter ending March 31, 2008, an increase of $120,000, or 25.5%, compared to $470,000 for the same period in 2007. Service charges and fees increased $106,000 for the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007. Approximately $95,000 of the increase in service charges and fees is due to increases in fees assessed to our customers, as well as implementation of a new fee based service in February 2008.

Non-interest expense increased by $147,000, or 6.28%, from $2.3 million for the quarter ended March 31, 2007 to $2.5 million for the quarter ended March 31, 2008. Salaries and employee benefits increased $44,000 for the quarter ending March 31, 2008 compared to the quarter ended March 31, 2007, primarily due to annual salary increases. Professional service expenditures increased by $28,000, or 11.0%, primarily due to consultant fees for a fee income enhancement project and for a marketing survey. Advertising expense increased by $60,000 in the quarter ended March 31, 2008, in comparison to the same quarter last year, due to targeted efforts to advertise mortgage loan products to new and existing customers in the Company’s marketing area.

Total assets were $368.1 million at March 31, 2008 compared to $357.8 million at December 31, 2007. The loan portfolio increased by $3.6 million during the first quarter of 2008 primarily due to increased advertising of mortgage loan products to existing and potential customers in the Company’s market area. Total liabilities increased $9.5 million from $304.3 million at December 31, 2007 to $313.8 million at March 31, 2008. The increase is primarily due to a $9.4 million increase in total deposits as a result of being able to offer and match competitive interest rates in our market area. Total equity was $54.3 million at March 31, 2008, compared to $53.5 million at December 31, 2007. The increase in equity was primarily attributed to $658,000 in 2008 year to date earnings and a $466,000 increase in other comprehensive income related to unrealized gains on securities available for sale, offset by $102,000 for a cash dividend payment and a $302,000 payment to purchase common stock as per our stock repurchase plan.

“We are very pleased with our first quarter earnings which are directly related to our strategic efforts to enhance fee income and increase loan originations,” stated David C. Mancuso, President and Chief Executive Officer. “As previously announced on April 9, 2008, we increased our dividend rate to $0.05 per share, an increase of $0.01 per share, or 25%, as part of our continued efforts to increase shareholder value.”

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eight full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as “LSBK”, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast, including the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp

Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	March 31, 2008	December 31, 2007
	(Unaudited)
	(Dollars In Thousands)
Total assets	$368,090	$357,801
Cash and cash equivalents	15,590	10,091
Securities available for sale	106,042	105,922
Loans receivable, net	222,337	218,711
Deposits	250,254	240,828
Short-term borrowings	10,805	18,505
Long-term debt	45,620	37,940
Equity	54,281	53,465

STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
	(In Thousands)
Total Interest Income	$5,041	$4,498
Total Interest Expense	2,279	2,222

Net Interest Income	2,762	2,276

Provision for Loan Losses	—	45

Net interest income after provision for loan losses	2,762	2,231
Non-interest income	590	470
Non-interest expense	2,488	2,341

Income before income taxes	864	360
Income tax	206	62

Net income	658	298

Basic earnings per common share	$0.11	$0.05
Diluted earnings per common share	$0.11	$0.05
Dividends declared per share	$0.04	$0.03

*	The Company had no dilutive securities during the period ending March 31, 2008.

SELECTED FINANCIAL RATIOS:

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Return on average assets	0.73%	0.34%
Return on average equity	4.86%	2.20%
Average interest-earning assets to average interest-bearing liabilities	118.04%	117.55%
Interest rate spread	2.83%	2.34%
Net interest margin	3.32%	2.83%

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.70%	0.60%
Non-performing assets as a percent of total assets	0.49%	0.41%
Allowance for loan losses as a percent of total net loans	0.51%	0.63%
Allowance for loan losses as a percent of non-performing loans	73.16%	105.77%

Media Contact –

Rachel A. Foley, CFO

Lake Shore Bancorp, Inc.

(716) 366-4070